EXHIBIT 21.1

Subsidiary of the Registrant

Listed below is the majority-owned subsidiary of First Foods Group, Inc. as of December 31, 2017.

Subsidiary Name	State/Jurisdiction of Incorporation

Holy Cacao, Inc.	Nevada